               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                          SCHEDULE 13D

            Under the Securities Exchange Act of 1934
                       (Amendment No. 1)*

                       AEP Industries Inc.
                        (Name of Issuer)

                          Common Stock
                 (Title of Class of Securities)

                            001031103
                         (CUSIP Number)

                         William Ehrman
         EGS Partners, L.L.C., 350 Park Ave., 11th Fl.,
                 New York, NY 10022 212-755-9000
          (Name, address and telephone number of person
        authorized to receive notices and communications)

                         April 30, 2001
     (Date of event which requires filing of this statement)

                       Page 1 of 31 Pages

    If the filing person has previously filed a statement on
Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.d-1(g), check the following box  / /

    NOTE:   Schedules filed in paper format shall include a
signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

-----------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 001031103

----------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
              EGS Management, L.L.C.
----------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)  / /
              (b) /x/
----------------------------------------------------------------
    (3)  SEC USE ONLY
----------------------------------------------------------------
    (4)  SOURCE OF FUNDS
              WC OO
----------------------------------------------------------------
    (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      / /
----------------------------------------------------------------
    (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                  -0-
----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                1,937,843
----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING               -0-
----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                        1,937,843
----------------------------------------------------------------
    (11) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                        1,937,843
----------------------------------------------------------------
    (12) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (11) EXCLUDES CERTAIN SHARES          / /
----------------------------------------------------------------
    (13) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11)
                        25.2%
----------------------------------------------------------------
    (14) TYPE OF REPORTING PERSON
                        CO
----------------------------------------------------------------

CUSIP No. 001031103

----------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
              EGS Associates, L.P
----------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)  / /
              (b) /x/
----------------------------------------------------------------
    (3)  SEC USE ONLY
----------------------------------------------------------------
    (4)  SOURCE OF FUNDS
              WC
----------------------------------------------------------------
    (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      / /
----------------------------------------------------------------
    (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                  -0-
----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                1,123,760
----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING               -0-
----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                        1,123,760
----------------------------------------------------------------
    (11) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                        1,123,760
----------------------------------------------------------------
    (12) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (11) EXCLUDES CERTAIN SHARES          / /
----------------------------------------------------------------
    (13) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11)
                        14.6%
----------------------------------------------------------------
    (14) TYPE OF REPORTING PERSON
                        PN
----------------------------------------------------------------

CUSIP No. 001031103

----------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
              EGS Partners, L.L.C.
----------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)  / /
              (b) /x/
----------------------------------------------------------------
    (3)  SEC USE ONLY
----------------------------------------------------------------
    (4)  SOURCE OF FUNDS
              WC
----------------------------------------------------------------
    (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      / /
----------------------------------------------------------------
    (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                  -0-
----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                -0-
----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING               -0-
----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                        -0-
----------------------------------------------------------------
    (11) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                        -0-
----------------------------------------------------------------
    (12) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (11) EXCLUDES CERTAIN SHARES          / /
----------------------------------------------------------------
    (13) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11)
                        0.0%
----------------------------------------------------------------
    (14) TYPE OF REPORTING PERSON
                        CO
----------------------------------------------------------------

CUSIP No. 001031103

----------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
              BEV Partners, L.P.
----------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)  / /
              (b) /x/
----------------------------------------------------------------
    (3)  SEC USE ONLY
----------------------------------------------------------------
    (4)  SOURCE OF FUNDS
              WC
----------------------------------------------------------------
    (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      / /
----------------------------------------------------------------
    (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                  -0-
----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                783,050
----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING               -0-
----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                        783,050
----------------------------------------------------------------
    (11) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                        783,050
----------------------------------------------------------------
    (12) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (11) EXCLUDES CERTAIN SHARES          / /
----------------------------------------------------------------
    (13) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11)
                        10.2%
----------------------------------------------------------------
    (14) TYPE OF REPORTING PERSON
                        PN
----------------------------------------------------------------

CUSIP No. 001031103

----------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
              Jonas Partners, L.P.
----------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)  / /
              (b) /x/
----------------------------------------------------------------
    (3)  SEC USE ONLY
----------------------------------------------------------------
    (4)  SOURCE OF FUNDS
              WC
----------------------------------------------------------------
    (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      / /
----------------------------------------------------------------
    (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                  -0-
----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                31,033
----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING               -0-
----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                        31,033
----------------------------------------------------------------
    (11) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                        31,033
----------------------------------------------------------------
    (12) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (11) EXCLUDES CERTAIN SHARES          / /
----------------------------------------------------------------
    (13) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11)
                        0.4%
----------------------------------------------------------------
    (14) TYPE OF REPORTING PERSON
                        PN
----------------------------------------------------------------

CUSIP No. 001031103

----------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
              William Ehrman
----------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)  / /
              (b) /x/
----------------------------------------------------------------
    (3)  SEC USE ONLY
----------------------------------------------------------------
    (4)  SOURCE OF FUNDS
              AF
----------------------------------------------------------------
    (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      / /
----------------------------------------------------------------
    (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                  -0-
----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                1,937,843
----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING               -0-
----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                        1,937,843
----------------------------------------------------------------
    (11) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                        1,937,843
----------------------------------------------------------------
    (12) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (11) EXCLUDES CERTAIN SHARES          / /
----------------------------------------------------------------
    (13) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11)
                        25.2%
----------------------------------------------------------------
    (14) TYPE OF REPORTING PERSON
                        IN
----------------------------------------------------------------

CUSIP No. 001031103

----------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
              Frederic Greenberg
----------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)  / /
              (b) /x/
----------------------------------------------------------------
    (3)  SEC USE ONLY
----------------------------------------------------------------
    (4)  SOURCE OF FUNDS
              AF PF
----------------------------------------------------------------
    (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      / /
----------------------------------------------------------------
    (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                  5,202
----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                1,938,643
----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING               5,202
----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                        1,938,643
----------------------------------------------------------------
    (11) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                        1,944,545
----------------------------------------------------------------
    (12) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (11) EXCLUDES CERTAIN SHARES          / /
----------------------------------------------------------------
    (13) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11)
                        25.3%
----------------------------------------------------------------
    (14) TYPE OF REPORTING PERSON
                        IN
----------------------------------------------------------------

CUSIP No. 001031103

----------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
              Julia Oliver
----------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)  / /
              (b) /x/
----------------------------------------------------------------
    (3)  SEC USE ONLY
----------------------------------------------------------------
    (4)  SOURCE OF FUNDS
              AF
----------------------------------------------------------------
    (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      / /
----------------------------------------------------------------
    (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                  -0-
----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                1,937,843
----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING               -0-
----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                        1,937,843
----------------------------------------------------------------
    (11) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                        1,937,843
----------------------------------------------------------------
    (12) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (11) EXCLUDES CERTAIN SHARES          / /
----------------------------------------------------------------
    (13) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11)
                        25.2%
----------------------------------------------------------------
    (14) TYPE OF REPORTING PERSON
                        IN
----------------------------------------------------------------

CUSIP No. 001031103

----------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
              Jonas Gerstl
----------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)  / /
              (b) /x/
----------------------------------------------------------------
    (3)  SEC USE ONLY
----------------------------------------------------------------
    (4)  SOURCE OF FUNDS
              AF
----------------------------------------------------------------
    (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      / /
----------------------------------------------------------------
    (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                  -0-
----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                1,937,843
----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING               -0-
----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                        1,937,843
----------------------------------------------------------------
    (11) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                        1,937,843
----------------------------------------------------------------
    (12) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (11) EXCLUDES CERTAIN SHARES          / /
----------------------------------------------------------------
    (13) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11)
                        25.2%
----------------------------------------------------------------
    (14) TYPE OF REPORTING PERSON
                        IN
----------------------------------------------------------------

CUSIP No. 001031103

----------------------------------------------------------------
    (1)  NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON
              Clifford Murray
----------------------------------------------------------------
    (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
              (a)  / /
              (b) /x/
----------------------------------------------------------------
    (3)  SEC USE ONLY
----------------------------------------------------------------
    (4)  SOURCE OF FUNDS
              AF
----------------------------------------------------------------
    (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
         REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)      / /
----------------------------------------------------------------
    (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
----------------------------------------------------------------
NUMBER OF     (7)  SOLE VOTING POWER
SHARES                  -0-
----------------------------------------------------------------
BENEFICIALLY  (8)  SHARED VOTING POWER
OWNED BY                1,937,843
----------------------------------------------------------------
EACH          (9)  SOLE DISPOSITIVE POWER
REPORTING               -0-
----------------------------------------------------------------
PERSON WITH   (10) SHARED DISPOSITIVE POWER
                        1,937,843
----------------------------------------------------------------
    (11) AGGREGATE AMOUNT BENEFICIALLY OWNED
         BY EACH REPORTING PERSON
                        1,937,843
----------------------------------------------------------------
    (12) CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (11) EXCLUDES CERTAIN SHARES          / /
----------------------------------------------------------------
    (13) PERCENT OF CLASS REPRESENTED
         BY AMOUNT IN ROW (11)
                        25.2%
----------------------------------------------------------------
    (14) TYPE OF REPORTING PERSON
                        IN
----------------------------------------------------------------

ITEM 1.    SECURITY AND ISSUER.

     This statement relates to the common stock (the "Common Stock"),issued by AEP Industries Inc., a Delaware corporation (the "Company"), whose principal executive offices are located at 125 Phillips Avenue, South Hackensack, New Jersey 07606.

ITEM 2.  IDENTITY AND BACKGROUND.

     (a) This statement is filed by (i) EGS Management, L.L.C., a Delaware limited liability company ("EGS Management") with respect to shares of Common Stock beneficially owned by EGS Associates, BEV Partners and Jonas Partners; (ii) EGS Associates, L.P., a Delaware limited partnership ("EGS Associates"), with respect to shares of Common Stock beneficially owned by it, (iii) EGS Partners, L.L.C., a Delaware limited liability company ("EGS Partners"), with respect to shares of Common Stock held in discretionary accounts managed by EGS Partners, (iv) BEV Partners, L.P., a Delaware limited partnership ("BEV Partners"), with respect to shares of Common Stock beneficially owned by it, (v) Jonas Partners, L.P., a New York limited partnership ("Jonas Partners"), with respect to shares of Common Stock beneficially owned by it, (vi) William Ehrman, with respect to shares of Common Stock beneficially owned by EGS Partners, and EGS Management; (vii) Frederic Greenberg, with respect to shares of Common Stock beneficially owned by EGS Partners, EGS Management and himself; (viii) Jonas Gerstl, with respect to shares of Common Stock beneficially owned by EGS Partners and EGS Management; (ix) Julia Oliver, with respect to shares of Common Stock beneficially owned by EGS Partners and EGS Management; (x) Clifford Murray, with respect to shares of Common Stock beneficially owned by EGS Management and EGS Associates. The foregoing persons are hereinafter sometimes referred to collectively as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

     The members of each of EGS Management and EGS Partners are William Ehrman, Frederic Greenberg, Jonas Gerstl, Julia
     Oliver and Clifford Murray (collectively, the "Managing
     Members").

     (b) The address of the principal place of business and principal office of (i) EGS Associates, EGS Management,
          EGS Partners,

BEV Partners, Jonas Partners and each of the Managing Members is
350 Park Avenue, 11th Floor, New York, New York 10022.

     (c) The principal business of each of EGS Associates, BEV Partners and Jonas Partners is that of a private investment partnership, engaging in the purchase and sale of securities for investment for its own account. The principal business of EGS Partners is that of a registered investment adviser under the Investment Advisers Act of 1940, as amended, engaging in the purchase and sale of securities for investment on behalf of discretionary accounts. The present principal occupations of the Managing Members are as Managing Members of EGS Management and EGS Partners. The principal business of EGS Management is to serve as general partner to certain private investment partnerships.

     (d) None of the persons referred to in paragraph (a) above has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the persons referred to in paragraph (a) above has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

     (f) Each of the individuals referred to in paragraph (a) above is a United States citizen. EGS Associates and BEV Partners are Delaware limited partnerships. Jonas Partners is a New York limited partnership. EGS Partners and EGS Management are Delaware limited liability companies.

ITEM 3.  Source and Amount of Funds and Other Consideration.

     The net investment cost (including commissions, if any) of the Common Stock beneficially owned by EGS Associates, BEV Partners, Jonas Partners, and EGS Management is approximately $34,734,203, $27,369,024, $524,856 and
     $62,628,083, respectively. The net investment cost (excluding commissions, if any) of the shares of Common Stock owned directly by Mr. Greenberg is approximately $60,011.

     Messrs. Ehrman, Gerstl, Murray and Ms. Oliver currently own directly no shares of Common Stock.

     The shares of Common Stock purchased by each of EGS
     Associates, BEV Partners and Jonas Partners were purchased with the investment capital of the respective entities. The shares of Common Stock purchased by Mr. Greenberg were purchased with personal funds.

     The shares of Common Stock beneficially owned by EGS Associates, BEV Partners and Jonas Partners are held in their respective commingled margin accounts, and in the case of EGS Partners, in margin and non-margin accounts held by each discretionary account under its management. Such margin accounts are maintained at Banc Of America Securities, LLC, and may from time to time have debit balances. Since other securities are held in such margin accounts, it is not possible to determine the amounts, if any, of margin used with respect to the shares of Common Stock purchased. The shares owned by Mr. Greenberg are held in accounts maintained at Banc of America Securities and Goldman Sachs and Co. Currently, the interest rate charged on such various margin accounts is approximately 6.5% per annum.

ITEM 4. PURPOSE OF THE TRANSACTION.

     The purpose of the acquisition of the shares of the Common
     Stock by the Reporting Persons was for investment. Each may dispose of any or all of the shares of Common Stock held by it or him at any time.

     None of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (b) through (j), inclusive, of
     Item 4 of Schedule 13D. Such entities and persons may, at any time and from time to time, review or reconsider their position with respect to the Company, and formulate plans or proposals with respect to any of such matters, but have no present intention of doing so.

ITEM 5.  Interest in Securities of the Issuer.

     (a) The approximate aggregate percentage of Common Stock reported beneficially owned by each person herein is based on 7,696,178 shares outstanding, which is the total number of shares of Common Stock outstanding as of March 9, 2001, as reflected in the Company's quarterly report on Form 10-Q filed with the Securities and Exchange Commission (the "Commission") for the fiscal quarter ended January 31, 2001.

     As of the close of business on April 30, 2001:

          (i) EGS Associates owns beneficially 1,123,760 shares of Common Stock, constituting approximately 14.6% of the shares outstanding.

          (ii) EGS Partners owns beneficially 0 shares of Common Stock, constituting approximately 0% of the shares outstanding.

          (iii) BEV Partners owns beneficially 783,050 shares of Common Stock, constituting approximately
                  10.1% of the shares outstanding.

          (iv) Jonas Partners owns beneficially 31,033 shares of Common Stock, constituting less than 1% of the shares outstanding.

          (v)     Mr. Greenberg owns beneficially through
                  ownership by himself, his wife and F&L
                  Greenberg Investment, LP 6,702 shares of Common
                  Stock, constituting less than 1% of the shares outstanding.

          (vii) Messrs. Ehrman and Gerstl and Ms. Oliver own directly no shares of Common Stock.

          (viii) EGS Management owns directly no shares of Common Stock. By reason of provisions of Rule 13d-3 of the Act, EGS Management may be deemed to own beneficially the 1,937,843 shares beneficially owned by EGS Associates, BEV Partners and Jonas Partners.

     By reason of the provisions of Rule 13D-3 of the Act, each of the Managing Members may be deemed to own the 1,123,760 shares of Common Stock beneficially owned by EGS Associates, the 783,050 shares beneficially owned by BEV Partners and the 31,033 shares beneficially owned by Jonas Partners. When the shares beneficially owned by EGS Associates, EGS Management, BEV Partners and Jonas Partners are aggregated they total 1,937,843 shares of Common Stock, constituting approximately 25.2% of the shares outstanding.

          (ix) In the aggregate, the Reporting Persons own beneficially a total of 1,944,545 shares of Common Stock, constituting approximately 25.3% of the shares outstanding.

     (b) Each of EGS Associates, BEV Partners and Jonas Partners has the power to vote on all of the shares of Common

          Stock and to dispose of all of the shares of Common
          Stock beneficially owned by it, which power may be exercised by the Managing Members.

          (ii) Mr. Greenberg has sole power to vote the 5,202 shares that he personally owns, shared power to vote the 700 shares owned by F&L Greenberg Investment, LP and no power to vote the 800 shares owned by his wife.

     (c) The trading dates, number of shares purchased or sold and price per share for all transactions in the Common Stock from September 26, 2000 until April 30, 2001 by EGS Associates, EGS Partners, EGS Management and BEV Partners are set forth in Schedules A, B, C and D, except as indicated, and were all effected in the over-the-counter market. During such period, Jonas Partners, Messrs. Ehrman, Greenberg, Murray and Gerstl and Ms. Oliver did not enter into any transactions in the Common Stock.

     (d) No person other than each respective record owner of Common Stock referred to herein is known to have the right to receive or the power to direct the receipt of dividends from or the proceeds of sale of such Common Stock.

ITEM 6.   CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
          RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     Not applicable.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

     None

                           SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: April 30, 2001

                        /s/ William Ehrman
                        --------------------------------
                        William Ehrman, individually and as a
                        Managing Member of EGS Management, L.L.C.
                        and of EGS Partners, L.L.C., and on
                        behalf of EGS Management, L.L.C., as the
                        general partner of each of EGS
                        Associates, L.P., BEV Partners, L.P., and
                        Jonas Partners, L.P.

                        /s/ Frederic Greenberg
                        --------------------------------
                        Frederic Greenberg, individually

                        /s/ Jonas Gerstl
                        --------------------------------
                        Jonas Gerstl, individually

                        /s/ Julia Oliver
                        --------------------------------
                        Julia Oliver, individually

                        /s/ Clifford Murray
                        --------------------------------
                        Clifford Murray, individually

                            AGREEMENT

The undersigned agree that this Schedule 13D dated April 30, 2001 relating to the Common Stock of AEP Industries, Inc., shall be filed on behalf of the undersigned.

                        /s/ William Ehrman
                        ------------------------------------
                        William Ehrman, individually and as a
                        Managing Member of EGS Management, L.L.C.
                        and of EGS Partners, L.L.C., and on
                        behalf of EGS Management, L.L.C., as the
                        general partner of each of EGS
                        Associates, L.P., BEV Partners, L.P. and
                        Jonas Partners, L.P.

                        /s/ Frederic Greenberg
                        --------------------------------
                        Frederic Greenberg, individually


                        /s/ Jonas Gerstl
                        --------------------------------
                        Jonas Gerstl, individually


                        /s/ Julia Oliver
                        --------------------------------
                        Julia Oliver, individually


                        /s/ Clifford Murray
                        --------------------------------
                        Clifford Murray, individually

                           SCHEDULE A
                           ----------

                      EGS Associates, L.P.
                      --------------------

                Transactions in the Common Stock

                                             Price Per Share
  Date of                 Number of            (including
Transaction         Shares Purchased/(Sold)  Commissions, if any)
-----------------------------------------------------------------

9/26/00                         600                         33.61
9/27/00                       1,000                         33.72
9/28/00                       1,288                         34.09
9/29/00                       2,100                         34.09
10/2/00                       2,700                         34.05
10/3/00                       3,500                         34.00
10/4/00                       7,400                         33.95
10/5/00                       4,000                         34.05
10/6/00                       4,000                         34.14
10/9/00                       4,900                         34.13
10/10/00                      3,800                         34.11
10/11/00                      7,000                         34.05
10/12/00                      9,815                         34.06
10/13/0                      17,940                         34.16
10/16/00                     10,140                         34.20
10/17/00                      2,904                         34.17
10/18/00                      5,100                         34.07
10/19/00                      7,100                         34.21
10/20/00                      3,600                         34.15
10/23/00                      4,800                         34.17
10/24/00                      8,200                         34.30
10/25/00                      1,700                         34.35
10/26/00                      4,500                         34.30
10/27/00                      4,100                         34.35
10/30/00                      2,376                         34.38
10/31/00                      1,900                         34.44
11/1/00                         400                         34.80
11/2/00                       2,700                         34.91
11/3/00                       3,393                         35.17
11/6/00                       2,700                         35.21
11/7/00                       1,700                         36.41
11/8/00                       1,000                         38.27
11/9/00                       1,000                         39.09
11/10/00                        800                         39.21
11/13/00                      1,200                         40.82
11/14/00                      5,000                         43.29
11/15/00                     21,700                         43.40
11/16/00                     20,500                         41.21

11/17/00                      2,700                         38.98
11/20/00                      2,200                         40.94
11/21/00                      5,600                         42.01
11/22/00                      1,500                         41.55
11/24/00                      1,200                         41.88
11/27/00                      5,100                         41.88
11/28/00                      3,400                         42.00
11/29/00                      9,400                         41.12
11/30/00                      2,000                         41.55
12/1/00                         500                         42.12
12/4/00                       1,600                         42.03
12/5/00                       1,100                         42.17
12/6/00                       2,900                         42.48
12/7/00                       3,000                         42.28
12/8/00                       1,000                         43.74
12/11/00                      2,900                         44.13
12/12/00                      1,000                         44.53
12/13/00                      1,300                         44.99
12/14/00                      3,600                         44.80
12/15/00                      6,000                         44.62
12/18/00                      5,800                         45.39
12/19/00                      4,400                         45.14
12/20/00                      8,100                         44.71
12/21/00                      7,300                         44.89
12/22/00                      4,100                         45.04
12/26/00                      3,600                         45.16
12/27/00                      6,700                         44.98
12/28/00                      6,300                         45.05
12/29/00                      4,600                         44.94
1/2/01                        9,000                         44.53
1/3/01                        4,700                         44.76
1/4/01                        2,700                         44.70
1/5/01                       12,300                         44.58
1/8/01                       13,800                         44.00
1/9/01                       19,100                         42.85
1/10/01                       9,400                         41.89
1/11/01                      18,100                         41.45
1/12/01                      17,500                         39.65
1/16/01                       5,900                         38.44
1/17/01                       5,800                         38.40
1/18/01                       6,000                         38.43
1/19/01                       4,900                         37.34
1/19/01                       1,800                         37.50
1/22/01                       1,000                         36.83
1/22/01                         117                         36.91
1/22/01                       3,600                         36.94
1/23/01                       2,000                         37.05
1/23/01                       1,900                         37.13
1/24/01                       3,500                         36.82
1/24/01                         900                         36.60
1/24/01                       8,400                         36.70

1/25/01                       1,200                         36.64
1/25/01                       3,300                         36.50
1/26/01                         300                         37.53
1/26/01                         400                         36.69
1/29/01                         700                         38.07
1/29/01                       1,300                         37.97
1/30/01                         462                         38.00
1/30/01                      12,408                         38.06
1/30/01                       3,762                         38.13
1/31/01                       2,100                         37.89
1/31/01                       2,900                         37.91
1/31/01                         300                         37.69
2/1/01                        2,800                         37.75
2/1/01                        1,900                         37.74
2/2/01                        1,300                         37.73
2/2/01                        3,100                         37.68
2/5/01                        1,100                         37.31
2/5/01                          700                         37.19
2/5/01                        5,000                         37.32
2/6/01                        1,100                         37.10
2/6/01                          500                         37.23
2/7/01                        1,500                         37.48
2/7/01                        1,300                         37.39
2/8/01                          500                         38.20
2/8/01                          300                         38.12
2/9/01                          700                         38.96
2/9/01                          100                         38.63
2/9/01                        1,400                         39.21
2/12/01                       1,000                         39.65
2/12/01                       1,200                         39.65
2/13/01                       2,000                         39.67
2/13/01                         800                         39.70
2/14/01                       5,200                         39.52
2/14/01                       2,700                         39.59
2/15/01                         200                         39.72
2/15/01                         700                         40.37
2/16/01                         700                         40.16
2/16/01                       1,600                         40.23
2/20/01                         700                         40.70
2/20/01                         800                         40.55
2/21/01                         200                         41.06
2/21/01                         500                         41.05
2/22/01                         700                         41.81
2/22/01                         700                         41.82
2/23/01                       1,600                         42.19
2/23/01                       1,200                         42.15
2/23/01                          87                         42.06
2/26/01                       1,200                         42.06
2/26/01                       1,600                         42.03
2/27/01                       1,500                         42.10
2/27/01                       3,600                         42.02

2/28/01                       4,500                         41.98
2/28/01                         783                         41.95
2/28/01                       1,900                         42.05
3/1/01                        1,000                         41.96
3/1/01                        2,100                         41.95
3/1/01                          100                         41.87
3/2/01                          200                         42.05
3/5/01                          100                         42.31
3/5/01                          100                         42.21
3/6/01                          100                         42.25
3/6/01                          100                         42.29
3/7/01                          100                         42.22
3/8/01                          200                         42.31

                           SCHEDULE B
                           ----------

                      EGS Partners, L.L.C.
                      --------------------


                Transactions in the Common Stock

                          Number of             Price Per Share
  Date of              Shares Purchased/           (including
Transaction           (Sold/Distributed)     Commissions, if any)
-----------------------------------------------------------------

9/28/00                        100                        34.09
9/29/00                        100                        34.09
10/3/00                        100                        34.00
10/4/00                        100                        33.95
10/5/00                        200                        34.05
10/6/00                        100                        34.14
10/9/00                        100                        34.13
10/10/00                       100                        34.11
10/11/00                       100                        34.05
10/12/00                       151                        34.06
10/13/00                       276                        34.16
10/16/00                       156                        34.20
10/18/00                       100                        34.07
10/19/00                       100                        34.21
10/20/00                       100                        34.15
10/23/00                       100                        34.17
10/24/00                       100                        34.30
10/26/00                       100                        34.30
10/27/00                       100                        34.35
10/30/00                        36                        34.38
11/6/00                        100                        35.21
11/7/00                        100                        36.41
11/14/00                       200                        43.29
11/15/00                       700                        43.40
11/16/00                       600                        41.21
11/21/00                       100                        42.01
11/27/00                       100                        41.88
11/28/00                       100                        42.00
11/29/00                       100                        41.12
12/14/00                       100                        44.80
12/15/00                       100                        44.62
12/18/00                       100                        45.39
12/19/00                       100                        45.14
12/20/00                       100                        44.71
12/21/00                       100                        44.89
12/22/00                       100                        45.04
12/26/00                       100                        45.16

12/27/00                       100                        44.98
12/28/00                       100                        45.05
12/29/00                       100                        44.94
12/31/00                   (11,180)                       44.69

                           SCHEDULE C
                           ----------

                     EGS Management, L.L.C.
                     -----------------------

                Transactions in the Common Stock

                          Number of             Price Per Share
  Date of              Shares Purchased/           (including
Transaction           (Sold/Distributed)     Commissions, if any)
-----------------------------------------------------------------
9/26/00                         600                       33.54
9/27/00                       1,500                       33.65
9/28/00                       2,100                       34.02
9/29/00                       3,300                       34.02
10/2/00                       4,200                       33.98
10/3/00                       5,400                       33.93
10/4/00                      11,400                       33.88
10/5/00                       6,200                       33.98
10/6/00                       6,100                       34.07
10/9/00                       7,600                       34.06
10/10/00                      5,800                       34.04
10/11/00                     10,700                       33.98
10/12/00                     15,100                       33.99
10/13/00                     27,600                       34.09
10/16/00                     15,600                       34.13
10/17/00                      4,400                       34.10
10/18/00                      7,700                       34.00
10/19/00                     10,700                       34.14
10/20/00                      5,400                       34.08
10/23/00                      7,300                       34.10
10/24/00                     12,400                       34.23
10/25/00                      1,700                       34.28
10/26/00                      6,800                       34.23
10/27/00                      6,200                       34.28
10/30/00                      3,600                       34.31
10/31/00                      2,900                       34.37
11/1/00                         400                       34.73
11/2/00                       4,100                       34.84
11/3/00                       3,900                       35.10
11/6/00                       4,200                       35.14
11/7/00                       2,600                       36.34
11/8/00                       1,500                       38.20
11/9/00                       1,600                       39.02
11/10/00                      1,200                       39.14
11/13/00                      1,800                       40.75
11/14/00                      7,800                       43.22
11/15/00                     33,900                       43.33
11/16/00                     32,100                       41.14
11/17/00                      4,106                       38.91

11/20/00                      3,400                       40.87
11/21/00                      8,500                       41.94
11/22/00                      2,200                       41.48
11/24/00                      1,800                       41.81
11/27/00                      7,700                       41.81
11/28/00                      5,200                       41.93
11/29/00                     14,200                       41.05
11/30/00                      3,000                       41.48
12/1/00                         800                       42.05
12/4/00                       2,400                       41.96
12/5/00                       1,700                       42.10
12/6/00                       4,500                       42.41
12/7/00                       4,600                       42.21
12/8/00                       1,600                       43.67
12/11/00                      4,400                       44.06
12/12/00                      1,500                       44.46
12/13/00                      2,000                       44.92
12/14/00                      5,400                       44.73
12/15/00                      9,100                       44.55
12/18/00                      8,800                       45.32
12/19/00                      6,700                       45.07
12/20/00                     12,200                       44.64
12/21/00                     11,000                       44.82
12/22/00                      6,200                       44.97
12/26/00                      5,500                       45.09
12/27/00                     10,100                       44.91
12/28/00                      9,500                       44.98
12/29/00                      7,000                       44.87
1/2/01                       13,700                       44.46
1/3/01                        7,100                       44.69
1/4/01                        4,200                       44.63
1/5/01                       19,200                       44.51
1/8/01                       21,500                       43.93
1/9/01                       29,900                       42.78
1/10/01                      14,700                       41.82
1/11/01                      28,300                       41.38
1/12/01                      27,400                       39.58
1/16/01                       9,200                       38.37
1/17/01                       9,000                       38.33
1/18/01                       9,300                       38.36
1/19/01                       2,800                       37.44
1/19/01                       7,700                       37.27
1/22/01                       5,600                       36.87
1/22/01                       1,500                       36.76
1/22/01                         900                       36.91
1/23/01                       3,200                       36.98
1/23/01                       3,000                       37.06
1/24/01                       5,500                       36.75
1/24/01                       1,400                       36.60
1/24/01                      13,200                       36.63
1/25/01                       5,100                       36.43

1/25/01                       1,900                       36.57
1/26/01                         500                       37.46
1/26/01                         700                       36.62
1/29/01                       1,100                       38.00
1/29/01                       2,100                       37.90
1/30/01                      18,800                       37.99
1/30/01                         700                       38.00
1/30/01                       5,700                       38.06
1/31/01                       3,300                       37.82
1/31/01                       4,600                       37.84
1/31/01                         500                       37.69
2/1/01                        3,000                       37.67
2/1/01                        4,300                       37.68
2/2/01                        2,000                       37.66
2/2/01                        4,900                       37.61
2/5/01                        1,700                       37.24
2/5/01                        1,000                       37.19
2/5/01                        7,600                       37.25
2/6/01                        1,713                       37.03
2/6/01                          700                       37.16
2/7/01                        2,000                       37.32
2/7/01                        2,300                       37.41
2/8/01                          500                       38.05
2/8/01                          700                       38.13
2/9/01                          200                       38.63
2/9/01                        1,100                       38.89
2/9/01                        2,100                       39.14
2/12/01                       1,800                       39.58
2/12/01                       1,600                       39.58
2/13/01                       1,300                       39.63
2/13/01                       3,000                       39.60
2/14/01                       4,100                       39.52
2/14/01                       8,000                       39.45
2/15/01                         300                       39.65
2/15/01                       1,100                       40.30
2/16/01                       1,100                       40.09
2/16/01                       2,403                       40.16
2/20/01                       1,000                       40.63
2/20/01                       1,200                       40.48
2/21/01                         300                       40.99
2/21/01                         800                       40.98
2/22/01                       1,100                       41.74
2/22/01                       1,000                       41.75
2/23/01                       1,900                       42.08
2/23/01                       2,400                       42.12
2/23/01                         100                       42.06
2/26/01                       1,800                       41.99
2/26/01                       2,400                       41.96
2/27/01                       5,500                       41.95
2/27/01                       2,300                       42.03
2/28/01                         900                       41.89

2/28/01                       2,900                       41.98
2/28/01                       6,900                       41.91
3/1/01                        1,500                       41.89
3/1/01                        3,300                       41.88
3/1/01                          200                       41.81
3/2/01                          300                       41.87
3/2/01                        3,200                       41.98
3/2/01                        1,300                       42.00
3/5/01                          600                       42.24
3/5/01                        1,100                       42.14
3/6/01                        1,700                       42.18
3/6/01                          650                       42.22
3/7/01                        1,300                       42.15
3/7/01                        2,200                       42.06
3/7/01                          800                       42.07
3/8/01                          700                       42.18
3/8/01                          700                       42.03
3/8/01                          200                       42.25
3/8/01                        1,500                       42.25
3/9/01                          100                       42.07
3/9/01                          200                       43.78
3/9/01                        2,400                       43.79
3/9/01                          600                       43.23
3/12/01                         200                       43.84
3/12/01                       1,100                       43.86
3/13/01                       9,000                       43.54
3/13/01                       1,800                       43.38
3/13/01                       1,800                       43.46
3/13/01                       1,600                       43.57
3/14/01                         900                       43.22
3/14/01                       1,900                       43.30
3/14/01                         600                       43.20
3/14/01                         700                       43.27
3/15/01                         100                       43.19
3/15/01                         200                       43.41
3/15/01                         600                       43.43
3/15/01                       2,500                       43.44
3/16/01                       1,300                       43.58
3/16/01                         300                       43.49
3/19/01                       1,500                       44.35
3/19/01                         700                       44.33
3/19/01                         900                       44.28
3/20/01                       1,200                       44.31
3/20/01                         900                       44.25
3/20/01                       3,600                       44.33
3/21/01                         900                       44.53
3/21/01                         900                       44.54
3/21/01                         100                       44.53
3/22/01                         500                       44.57
3/22/01                         200                       44.46
3/23/01                       4,500                       44.25

3/23/01                       9,840                       44.25
3/23/01                         400                       44.11
3/23/01                         500                       44.20
3/23/01                         400                       44.10
3/26/01                       1,400                       44.59
3/26/01                         600                       44.72
3/27/01                         500                       44.50
3/27/01                       2,700                       44.56
3/27/01                       1,800                       44.56
3/28/01                       1,000                       44.53
3/28/01                         800                       44.53
3/28/01                       1,050                       44.51
3/29/01                       2,050                       44.87
3/29/01                         500                       44.98
3/29/01                         700                       44.60
3/30/01                         400                       45.10
3/30/01                       1,400                       45.11
3/30/01                         900                       45.05
4/2/01                          400                       45.04
4/2/01                          800                       45.09
4/3/01                          100                       45.13
4/3/01                          400                       45.71
4/4/01                        5,200                       47.28
4/4/01                          200                       47.38
4/5/01                        4,400                       47.49
4/5/01                          200                       47.34
4/5/01                        1,400                       47.54
4/6/01                          100                       47.70
4/6/01                        1,200                       47.62
4/9/01                        1,500                       48.01
4/10/01                       1,200                       50.34
4/10/01                         800                       49.16
4/11/01                       1,000                       51.09
4/11/01                       2,000                       50.93
4/12/01                       5,400                       50.94
4/16/01                       2,000                       50.94
4/16/01                       3,600                       50.93
4/17/01                         700                       51.15
4/17/01                       1,800                       51.11
4/18/01                       2,000                       51.40
4/18/01                       3,000                       51.42
4/19/01                       1,512                       51.47
4/19/01                       1,500                       51.47
4/20/01                       1,500                       51.47
4/20/01                         200                       51.43
4/20/01                       3,886                       51.54
4/23/01                       4,200                       51.58
4/23/01                         800                       51.69
4/23/01                       5,800                       51.66
4/24/01                       2,400                       51.57
4/24/01                       2,400                       51.53

4/24/01                       5,400                       51.61
4/25/01                       1,300                       51.66
4/25/01                       4,700                       51.68
4/25/01                       1,000                       51.62
4/26/01                       2,100                       51.77
4/26/01                       2,500                       51.63
4/26/01                       3,300                       51.76
4/27/01                       1,000                       51.90
4/27/01                       1,200                       51.80
4/27/01                         700                       51.71
4/30/01                       1,800                       52.49
4/30/01                         900                       52.44
4/30/01                       1,000                       52.58

                           SCHEDULE D
                           ----------

                       BEV Partners, L.P.
                       ------------------

                Transactions in the Common Stock

                          Number of             Price Per Share
  Date of              Shares Purchased/           (including
Transaction           (Sold/Distributed)     Commissions, if any)
----------------------------------------------------------------

9/27/00                         500                        33.72
9/28/00                         712                        34.09
9/29/00                       1,100                        34.09
10/2/00                       1,500                        34.05
10/3/00                       1,800                        34.00
10/4/00                       3,900                        33.95
10/5/00                       2,000                        34.05
10/6/00                       2,000                        34.14
10/9/00                       2,600                        34.13
10/10/00                      1,900                        34.11
10/11/00                      3,600                        34.05
10/12/00                      5,134                        34.06
10/13/00                      9,384                        34.16
10/16/00                      5,304                        34.20
10/17/00                      1,496                        34.17
10/18/00                      2,500                        34.07
10/19/00                      3,500                        34.21
10/20/00                      1,700                        34.15
10/23/00                      2,400                        34.17
10/24/00                      4,100                        34.30
10/26/00                      2,200                        34.30
10/27/00                      2,000                        34.35
10/30/00                      1,188                        34.38
10/31/00                      1,000                        34.44
11/2/00                       1,400                        34.91
11/3/00                         507                        35.17
11/6/00                       1,400                        35.21
11/7/00                         800                        36.41
11/8/00                         500                        38.27
11/9/00                         600                        39.09
11/10/00                        400                        39.21
11/13/00                        600                        40.82
11/14/00                      2,600                        43.29
11/15/00                     11,500                        43.40
11/16/00                     11,000                        41.21
11/17/00                      1,406                        38.98
11/20/00                      1,200                        40.94
11/21/00                      2,800                        42.01

11/22/00                        700                        41.55
11/24/00                        600                        41.88
11/27/00                      2,500                        41.88
11/28/00                      1,700                        42.00
11/29/00                      4,700                        41.12
11/30/00                      1,000                        41.55
12/1/00                         300                        42.12
12/4/00                         800                        42.03
12/5/00                         600                        42.17
12/6/00                       1,600                        42.48
12/7/00                       1,600                        42.28
12/8/00                         600                        43.74
12/11/00                      1,500                        44.13
12/12/00                        500                        44.53
12/13/00                        700                        44.99
12/14/00                      1,700                        44.80
12/15/00                      3,000                        44.62
12/18/00                      2,900                        45.39
12/19/00                      2,200                        45.14
12/20/00                      4,000                        44.71
12/21/00                      3,600                        44.89
12/22/00                      2,000                        45.04
12/26/00                      1,800                        45.16
12/27/00                      3,300                        44.98
12/28/00                      3,100                        45.05
12/29/00                      2,300                        44.94
1/2/01                        4,600                        44.53
1/3/01                        2,300                        44.76
1/4/01                        1,500                        44.70
1/5/01                        6,900                        44.58
1/8/01                        7,700                        44.00
1/9/01                       10,800                        42.85
1/10/01                       5,300                        41.89
1/11/01                      10,200                        41.45
1/12/01                       9,900                        39.65
1/16/01                       3,300                        38.44
1/17/01                       3,200                        38.40
1/18/01                       3,300                        38.43
1/19/01                       2,800                        37.34
1/19/01                       1,000                        37.50
1/22/01                         500                        36.83
1/22/01                       2,000                        36.94
1/22/01                         783                        36.91
1/23/01                       1,200                        37.05
1/23/01                       1,100                        37.13
1/24/01                         500                        36.60
1/24/01                       2,000                        36.82
1/24/01                       4,800                        36.70
1/25/01                         700                        36.64
1/25/01                       1,800                        36.50
1/26/01                         300                        36.69

1/26/01                         200                        37.53
1/29/01                         400                        38.07
1/29/01                         800                        37.97
1/30/01                       1,938                        38.13
1/30/01                       6,392                        38.06
1/30/01                         238                        38.00
1/31/01                         200                        37.69
1/31/01                       1,200                        37.89
1/31/01                       1,700                        37.91
2/1/01                        1,500                        37.75
2/1/01                        1,100                        37.74
2/2/01                          700                        37.73
2/2/01                        1,800                        37.68
2/5/01                          600                        37.31
2/5/01                        2,600                        37.32
2/5/01                          300                        37.19
2/6/01                          613                        37.10
2/6/01                          200                        37.23
2/7/01                          700                        37.39
2/7/01                          800                        37.48
2/8/01                          200                        38.12
2/8/01                          200                        38.20
2/9/01                          700                        39.21
2/9/01                          100                        38.63
2/9/01                          400                        38.96
2/12/01                         600                        39.65
2/12/01                         600                        39.65
2/13/01                         500                        39.70
2/13/01                       1,000                        39.67
2/14/01                       1,400                        39.59
2/14/01                       2,800                        39.52
2/15/01                         400                        40.37
2/15/01                         100                        39.72
2/16/01                         400                        40.16
2/16/01                         803                        40.23
2/20/01                         400                        40.55
2/20/01                         300                        40.70
2/21/01                         300                        41.05
2/21/01                         100                        41.06
2/22/01                         400                        41.81
2/22/01                         300                        41.82
2/23/01                         800                        42.19
2/23/01                          13                        42.06
2/23/01                         700                        42.15
2/26/01                         800                        42.03
2/26/01                         600                        42.06
2/27/01                         800                        42.10
2/27/01                       1,900                        42.02
2/28/01                       2,400                        41.98
2/28/01                       1,000                        42.05
2/28/01                         117                        41.95

3/1/01                          100                        41.87
3/1/01                        1,200                        41.95
3/1/01                          500                        41.96
3/2/01                        3,000                        42.05
3/2/01                        1,300                        42.07
3/2/01                          300                        41.93
3/5/01                          500                        42.31
3/5/01                        1,000                        42.21
3/6/01                        1,600                        42.25
3/6/01                          550                        42.29
3/7/01                        1,200                        42.22
3/7/01                        2,200                        42.13
3/7/01                          800                        42.13
3/8/01                          700                        42.25
3/8/01                          700                        42.05
3/8/01                        1,500                        42.32
3/9/01                          100                        42.14
3/9/01                          200                        43.80
3/9/01                        2,400                        43.86
3/9/01                          600                        43.23
3/12/01                       1,100                        43.93
3/12/01                         200                        43.84
3/13/01                       1,800                        43.45
3/13/01                       1,800                        43.48
3/13/01                       1,600                        43.57
3/13/01                       9,000                        43.61
3/14/01                         600                        43.20
3/14/01                         900                        43.24
3/14/01                       1,900                        43.37
3/14/01                         700                        43.34
3/15/01                         600                        43.46
3/15/01                       2,500                        43.51
3/15/01                         200                        43.48
3/15/01                         100                        43.19
3/16/01                       1,300                        43.65
3/16/01                         300                        43.56
3/19/01                       1,500                        44.42
3/19/01                         900                        44.31
3/19/01                         700                        44.40
3/20/01                         900                        44.28
3/20/01                       1,200                        44.38
3/20/01                       3,600                        44.40
3/21/01                         900                        44.61
3/21/01                         100                        44.55
3/21/01                         900                        44.60
3/22/01                         500                        44.64
3/22/01                         200                        44.49
3/23/01                       4,500                        44.32
3/23/01                         400                        44.11
3/23/01                         500                        44.27
3/23/01                         400                        44.13

3/23/01                       9,840                        44.32
3/26/01                       1,400                        44.66
3/26/01                         600                        44.79
3/27/01                         500                        44.53
3/27/01                       2,700                        44.63
3/27/01                       1,800                        44.63
3/28/01                       1,050                        44.58
3/28/01                       1,000                        44.60
3/28/01                         800                        44.55
3/29/01                         500                        45.00
3/29/01                       2,050                        44.94
3/29/01                         700                        44.67
3/30/01                         900                        45.08
3/30/01                         400                        45.17
3/30/01                       1,400                        45.18
4/2/01                          800                        45.16
4/2/01                          400                        45.11
4/3/01                          100                        45.20
4/3/01                          400                        45.78
4/4/01                        5,200                        47.35
4/4/01                          200                        47.45
4/5/01                          200                        47.36
4/5/01                        1,400                        47.61
4/5/01                        4,400                        47.56
4/6/01                        1,200                        47.69
4/9/01                        1,500                        48.08
4/10/01                       1,200                        50.41
4/10/01                         800                        49.23
4/11/01                       1,000                        51.16
4/11/01                       2,000                        51.00
4/12/01                       5,400                        51.01
4/16/01                       2,000                        51.01
4/16/01                       3,600                        51.00
4/17/01                         700                        51.22
4/17/01                       1,800                        51.18
4/18/01                       2,000                        51.47
4/18/01                       3,000                        51.49
4/19/01                       1,512                        51.54
4/19/01                       1,500                        51.54
4/20/01                         200                        51.45
4/20/01                       3,886                        51.61
4/20/01                       1,500                        51.54
4/23/01                       5,800                        51.73
4/23/01                       4,200                        51.60
4/23/01                         800                        51.76
4/24/01                       5,400                        51.68
4/24/01                       2,400                        51.64
4/24/01                       2,400                        51.56
4/25/01                       1,000                        51.64
4/25/01                       1,300                        51.73
4/25/01                       4,700                        51.75

4/26/01                       2,100                        51.84
4/26/01                       3,300                        51.83
4/26/01                       2,500                        51.65
4/27/01                         700                        51.74
4/27/01                       1,000                        51.97
4/27/01                       1,200                        51.87
4/30/01                       1,800                        52.49
4/30/01                         900                        52.44
4/30/01                       1,000                        52.58












































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